For Immediate Release
Phoenix, Arizona – October 22, 2008
Contact:
David Jackson, CFO
(602) 269-2000

Knight Transportation Reports Revenue and Net Income for the Third Quarter of 2008

Knight Transportation, Inc. (NYSE: KNX) announced today its financial results for the quarter ended September 30, 2008.

For the quarter, total revenue increased 16.3%, to $209.7 million from $180.3 million for the same quarter of 2007.  Revenue, before fuel surcharge, increased 2.8%, to $155.9 million from $151.7 million for the same quarter of 2007.  Net income increased 10.4% to $16.0 million from $14.5 million for the same period of 2007.  Net income per diluted share for the quarter was $0.19, compared to $0.17 for the same period of 2007.

Year-to-date, total revenue increased 12.4%, to $592.2 million from $527.0 million for the same period of 2007.  Revenue, before fuel surcharge, increased 0.6%, to $452.0 million from $449.5 million for the same period of 2007.  Net income decreased to $40.1 million from $49.3 million for the same period of 2007.  Net income per diluted share was $0.46 compared to $0.57 for the same period of 2007.

The company previously announced a cash dividend of $.04 per share to shareholders of record on September 5, 2008, which was paid on September 26, 2008.

On October 8, 2008, the company was named to Forbes Magazine’s list of the “200 Best Small Companies in America” for the fourteenth consecutive year.

Chairman and Chief Executive Officer, Kevin P. Knight, offered the following comments:

"Despite the continuation of the challenging truckload freight environment, we were able to yield double-digit earnings growth, year over year.  Knight Transportation produced a consolidated operating ratio (total operating expenses, net of fuel surcharge, as a percentage of operating revenue, excluding fuel surcharge) of 83.2%.  Our network of 29 dry van service centers yielded an operating ratio of 82.3%.  Knight Refrigerated posted an 85.6% operating ratio for the quarter.  Knight Brokerage’s operating ratio for the third quarter, including fuel surcharge in revenue, was 94.6%.

"Our progress in the quarter was attributable to an increase of 3.9% in revenue per total mile, improved fuel surcharge collection, and favorable insurance and claims performance in the quarter.

“Our improvement in revenue per total mile was a combination of higher freight rates, lower average length of haul, and a 100 basis point improvement in non-paid empty miles percentage.  Our average revenue per tractor improved (excluding fuel surcharges) by 3.1%, compared with the third quarter of 2007.

“Declining diesel fuel prices improved our ability to more adequately collect fuel surcharge.  Despite the decline in fuel prices, the U.S. Department of Energy national average diesel fuel price for the quarter of $4.34, increased $1.44 above the third quarter of 2007 average of $2.90.  We continue to focus on improving the fuel efficiency of our fleet through reduced empty miles, decreased idle time, improved fuel purchasing, and controlling out-of-route miles. Our efforts to improve fuel efficiency resulted in improvements to the average miles per gallon ratio of the fleet.

“The improvement in insurance and claims expense was achieved through a reduction in the frequency and severity of accidents.  Over the past 18 months we have implemented the Smith Systems training in most of our service centers.  Smith Systems is the leader in professional driver training with hands-on, behind-the-wheel, instructional training.  We expect to have Smith Systems implemented in every service center by the end of the first quarter 2009.  We believe such training and other management efforts have been contributing factors to a reduction in our insurance and claims expense.

"A softening market for used tractors and trailers negatively affected our results.  Gain on sale of equipment was $699,000 less for the third quarter of 2008 compared to the third quarter of 2007.

“We added 32 tractors to our fleet since the end of the second quarter and operated approximately the same number of average tractors in the quarter as the same period a year ago.

“During the quarter, we launched Squire Transportation, LLC.  Squire, a wholly owned subsidiary of Knight, is a training company focused on developing skilled, productive, and safe drivers.  Squire’s mission is to provide drivers with the skills necessary to have a driving career with Knight.  Our first Squire center is located in Indianapolis, Indiana.  We anticipate that Squire, in addition to our current recruiting efforts of experienced drivers, will aid our ability to grow our fleet.

"Despite progress in average revenue per tractor, our regional dry van and refrigerated markets remain highly competitive.  The short-to-medium dry van market, in particular, continues to experience increased competition from traditionally long-haul carriers.

"Year-to-date, our business has generated significant cash.  As of September 30, 2008, we had $67.5 million in cash and short-term investments.  For the nine months ended September 30, 2008, we increased our cash and short-term investment balance by $36.2 million after using $27.5 million for stock re-purchase and shareholder dividends. Our balance sheet continues to have zero debt, and shareholders' equity grew to $502.0 million."

Mr. Knight continued:  "During the quarter, we continued to provide truckload service solutions to our customers, through our three businesses.  During the third quarter of 2008, we opened a new refrigerated service center in Columbus, Ohio and a brokerage branch in Houston, Texas. With 29 dry van service centers, six refrigerated service centers, and 12 brokerage branches, we continue to assemble a geographically diverse network that can support a substantial increase in freight volumes and our ability to provide solutions to our customers.  Given our history of profitable growth and our ability to grow our network in the future, with access to substantial capital resources, we are optimistic about our competitive position and our ability to execute our model."

The company will hold a conference call on October 23, 4PM EDT, to further discuss its results of operations for the quarter ended September 30, 2008. The dial in number for this conference call is 1-866-259-7123. Slides to accompany this call will be posted on the company’s website and will be available to download several hours prior to the scheduled conference time. To view presentation, please visit http://investors.knighttrans.com/presentations, “Third Quarter 2008 Conference Call Presentation”.

Knight Transportation, Inc is a truckload carrier offering dry van, refrigerated, and brokerage services to customers through a network of service centers located throughout the United States.  As “Your Hometown National Carrier,” Knight strives to offer customers and drivers personal service and attention through each service center, while offering integrated freight transportation nationwide and beyond through the scale of one of North America’s largest trucking companies.  The principal types of freight we transport include consumer staples, retail, paper products, packaging/plastics, manufacturing, and import/export commodities.

INCOME STATEMENT DATA:	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	(Unaudited, in thousands, except per share amounts)

	2008	2007	2008	2007
REVENUE:
Revenue, before fuel surcharge	$155,851	$151,661	$451,987	$449,498
Fuel surcharge	53,806	28,664	140,188	77,547
TOTAL REVENUE	209,657	180,325	592,175	527,045

OPERATING EXPENSES:
Salaries, wages and benefits	54,554	51,642	158,461	151,973
Fuel expense - gross	70,844	48,601	197,130	134,756
Operations and maintenance	11,495	10,390	31,443	29,722
Insurance and claims	6,170	7,785	20,948	21,912
Operating taxes and licenses	3,799	3,748	11,303	11,022
Communications	1,481	1,416	4,368	3,986
Depreciation and amortization	17,663	16,596	51,734	48,814
Lease expense - revenue equipment	-	85	90	296
Purchased transportation	13,297	13,948	40,788	37,985
Miscellaneous operating expenses	4,115	2,591	10,221	6,484
	183,418	156,802	526,486	446,950
Income From Operations	26,239	23,523	65,689	80,095

Interest income	332	436	776	959
Other income/(expense)	(19)	-	206	668

Income Before Income Taxes	26,552	23,959	66,671	81,722
INCOME TAXES	10,539	9,450	26,549	32,416

NET INCOME	$16,013	$14,509	$40,122	$49,306
Net Income Per Share
- Basic	$0.19	$0.17	$0.47	$0.57
- Diluted	$0.19	$0.17	$0.46	$0.57
Weighted Average Shares Outstanding
- Basic	85,633	86,479	85,759	86,318
- Diluted	86,268	87,300	86,332	87,249

BALANCE SHEET DATA:
			9/30/2008	12/31/2007
ASSETS			(Unaudited, in thousands)
Cash and cash equivalents			$39,434	$23,688
Short term investments			28,026	7,620
Accounts receivable, net			91,386	88,535
Notes receivable, net			164	19
Other current assets			11,340	24,994
Prepaid expenses			8,283	8,776
Income tax receivable			-	3,558
Deferred tax asset			11,824	10,157
Total Current Assets			190,457	167,347

Property and equipment, net			467,417	459,548
Notes receivable, long-term			410	887
Goodwill			10,358	10,372
Intangible assets, net			191	238
Other assets and restricted cash			5,018	4,972

Total Assets			$673,851	$643,364

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable			$16,746	$17,744
Accrued payroll and purchased transportation			9,359	7,992
Accrued liabilities			8,899	8,048
Claims accrual - current portion			16,918	28,662
Total Current Liabilities			51,922	62,446

Claims accrual - long-term portion			14,667	-
Deferred income taxes			105,088	93,368
Total Long-term Liabilities			119,755	93,368

Total Liabilities			171,677	155,814

Common stock			855	867
Additional paid-in capital			107,922	102,450
Retained earnings			393,397	384,233
Total Shareholders' Equity			502,174	487,550

Total Liabilities and Shareholders' Equity			$673,851	$643,364

	Three Months Ended Sept 30,			Nine Months Ended Sept 30,

	2008	2007		2008	2007
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)

OPERATING STATISTICS			%			%
			Change			Change
Average Revenue Per Tractor*	$38,990	$37,835	3.1%	$114,555	$114,377	0.2%

Non-Paid Empty Mile Percent	11.9%	12.9%	-7.8%	11.7%	12.9%	-9.3%

Average Length of Haul	521	544	-4.2%	524	540	-3.0%

Operating Ratio**	83.2%	84.5%		85.5%	82.2%

Average Tractors - Total	3,809	3,813	-0.1%	3,755	3,762	-0.2%

Tractors - End of Quarter:
Company	3,655	3,630		3,655	3,630
Owner - Operator	145	233		145	233
	3,800	3,863		3,800	3,863

Trailers - End of Quarter	9,130	8,884		9,130	8,884

Net Capital Expenditures (in thousands)	$18,799	$31,325		$49,316	$56,639

Cash Flow From Operations (in thousands)	$39,573	$27,513		$92,638	$86,193

*	Includes dry van and refrigerated revenue without fuel surcharge.

**
Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. Revenue from fuel surcharge is available on the accompanying statements of income.  We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact:      Dave Jackson, CFO, at (602) 269-2000

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